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                                   EXHIBIT 11

                    SUMMIT TECHNOLOGY, INC. AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; UNAUDITED)

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                                                    THREE MONTHS              SIX MONTHS
                                                    ENDED JUNE 30,           ENDED JUNE 30,
                                                  1998         1997         1998        1997
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

Net income                                      $30,504      $ 2,572      $30,681      $ 1,172
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BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding       31,277       31,158       31,178       31,020
                                                ----------------------------------------------

Net income per share                            $  0.98      $  0.08      $  0.98      $  0.04
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DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding       31,277       31,158       31,178       31,020

Weighted average stock options outstanding           50          154           31          171
                                                ----------------------------------------------
Total weighted average                           31,327       31,312       31,209       31,191
                                                ----------------------------------------------

Net income per share                            $  0.97      $  0.08      $  0.98      $  0.04
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